Exhibit 99.1
Pinnacle Foods Inc. Affirms its Full Year EPS Guidance
Company to report second quarter results on August 2, 2018

PARSIPPANY, N.J., July 25, 2018 -- Pinnacle Foods Inc. (NYSE:PF) today affirmed its full year Adjusted diluted earnings per share guidance of $2.85 to $2.95.

Mark Clouse, Pinnacle Foods Chief Executive Officer, commented, “For the second quarter, the Company expects to report approximately $0.47 of diluted EPS or approximately $0.59 of Adjusted diluted EPS. We look forward to sharing more details about our second quarter performance, which shaped up very much in line with expectations, when we report on August 2nd.”

The Company plans to release its second quarter results on Thursday August 2, 2018 at approximately 7:30am ET via press release and pre-recorded management commentary with transcript. While the Company is not obligated to conduct quarterly calls, especially giving consideration to its pending acquisition by Conagra Brands, management has always appreciated opportunities to address Pinnacle shareholders and will do so in these prepared remarks. The Company does not plan to host a question and answer session.

Access to the press release and the pre-recorded remarks and transcript will be made available in the Investor Center section of the Company’s corporate website, www.pinnaclefoods.com. Investors and analysts will also be able to access the pre-recorded conference call by dialing (855) 859-2056 or (404) 537-3406, and referencing access code 4499007.

As of the date of this release, the Company has not completed its financial close process for the second quarter. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented above. As a result, the estimates included herein constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.
•Adjusted Diluted Earnings Per Share (EPS)

Adjusted Diluted Earnings Per Share
Adjusted diluted EPS is provided because Pinnacle believes it provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing its primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted diluted EPS is used by management for planning and budgeting and for monitoring and evaluating financial and operating results.

Forecasted Adjusted diluted EPS metrics provided herein are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

Pinnacle Foods Contact
Jennifer Halchak
Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on March 1, 2018. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.